Exhibit 2.6

January 24, 2017

Wolfcamp DrillCo Operating L.P.
c/o Apollo Management VII, L.P.
9 West 57th Street
43rd Floor
New York, NY 10019

EP Energy E&P Company, L.P.
1001 Louisiana Street
Houston, Texas 77002
Attention: Director Business Development
Dear Sir:
We refer to the Participation and Development Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Agreement”), by and among Wolfcamp DrillCo Operating L.P. (“Partner”) and EP Energy E&P Company, L.P. (the “Company”). Each capitalized term used in this letter agreement and not defined herein have the meaning ascribed to such term in the Participation Agreement.
Notwithstanding anything in the Agreement to the contrary, until the earlier of (i) the 30th day following the date hereof and (ii) the first date that the Company has rendered a billing statement to Partner with respect to the Initial Well Cash Amount or otherwise pursuant to Section 5.2(b) of the Agreement, the Company may terminate the Agreement (and the EP/Apollo JOA) in order to enter into an agreement with a Third Party that contains economic terms that are more favorable to the Company than the economic terms contained in the Agreement and that is otherwise substantially identical to the Agreement (any such agreement, an “Alternative Agreement”), provided that (x) the Company has given Partner at least five (5) Business Days prior written notice (an “Alternative Agreement Notice”) of its intention to terminate the Agreement in order to enter into an Alternative Agreement, which notice has been accompanied by the most current version of the Alternative Agreement and any other written documents received from the proposed counterparty relating to the Alternative Agreement, (y) during such five (5) Business Day period, if requested by Partner, the Company has engaged in good-faith negotiations with Partner to amend the Agreement in a manner such that the Alternative Agreement would no longer provide more favorable economic terms to the Company than the Agreement, and (z) at the end of such five (5) Business Day period the Alternative Agreement has not been withdrawn by the proposed counterparty and

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continues to contain more favorable economic terms than the economic terms of the Agreement (taking into account all changes to the terms of the Agreement proposed by Partner). In the event that the Company terminates the Agreement pursuant to the immediately preceding sentence, the Company will, within five (5) Business Days of such termination, reimburse Partner for all of its reasonable and documented out-of-pocket expenses (including but not limited to the fees and expenses of its legal counsel and consultants) relating to the Agreement and the transactions contemplated thereby, up to a maximum amount of $2 million.
This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement in any court other than the aforesaid courts.

[Remainder of Page Intentionally Left Blank]

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Exhibit 2.6

Sincerely,
WOLFCAMP DRILLCO OPERATING L.P.
By: Wolfcamp DrillCo Operating GP LLC,
    its general partner

By: _/s/Wilson B. Handler______________________
Name: Wilson B. Handler
Title: Authorized Person
Address for Notices:

c/o Apollo Global Management, LLC
9 West 57th Street, 43rd Floor
New York, NY 10019

[Signature Page to Letter Agreement]
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Accepted and Agreed:
EP ENERGY E&P COMPANY, L.P.

By: _/s/Dane E. Whitehead_____________
Name: Dane E. Whitehead
Title: EVP & Chief Financial Officer
Address for Notices:
EP Energy E&P Company, L.P.
1001 Louisiana Street
Houston, Texas 77002
Attention: Director Business Development

[Signature Page to Letter Agreement]
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